UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                 (Amendment 2)*


                              Newport Bancorp, Inc.
                              ---------------------
                                (Name of Issuer)


                    [Common Stock, par value $0.01 per share
                    ----------------------------------------
                         (Title of Class of Securities)

                                    651754103
                                 --------------
                                 (CUSIP Number)

                                December 31, 2009
                                -----------------
             (Date of Event Which Requires Filing of This Statement)

     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:



[ ]                 Rule 13d-1(b)

[X]                 Rule 13d-1(c)

[ ]                 Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes). Page 1 of 5 Pages

                               Page 1 of 5 Pages

CUSIP NO. 651754103                                           Page 2 of 5 Pages

===================================================================================================================

1        Names of Reporting Persons

                    NewportFed Charitable Foundation

-------------------------------------------------------------------------------------------------------------------

2        Check the Appropriate Box if a Member of a Group (See Instructions)
         (a)      __________
         (b)      __________

-------------------------------------------------------------------------------------------------------------------

3        SEC Use Only

-------------------------------------------------------------------------------------------------------------------

4        Citizenship or Place of Organization
                    State of Delaware
------------------------------------------------------------------------------------------------------------------

    Number of Shares      5     Sole Voting Power
 Beneficially Owned by          306,359
 Each Reporting Person
         With:
------------------------------------------------------------------------------------------------------------------

                          6     Shared Voting Power

                                      0
------------------------------------------------------------------------------------------------------------------

                          7     Sole Dispositive Power
                                306,359

------------------------------------------------------------------------------------------------------------------

                          8     Shared Dispositive Power

                                      0
-------------------------------------------------------------------------------------------------------------------

9        Aggregate Amount Beneficially Owned by Each Reporting Person

         306,359
-------------------------------------------------------------------------------------------------------------------

10       Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)


-------------------------------------------------------------------------------------------------------------------

11       Percent of Class Represented by Amount in Row 9

         8.0% of 3,830,277 shares of Common Stock outstanding as of December 31, 2009.
-------------------------------------------------------------------------------------------------------------------

12       Type of Reporting Person (See Instructions)

                    CO
===================================================================================================================

CUSIP NO. 651754103                                           Page 3 of 5 Pages
<

Item 1
         (a)      Name of Issuer

                  Newport Bancorp, Inc.

         (b)      Address of Issuer's Principal Executive Offices

                  100 Bellevue Avenue
                  Newport, RI 02840

Item 2
         (a)      Name of Person Filing

                  NewportFed Charitable Foundation

          (b)     Address of Principal Business Office

                  P.O. Box 210 100 Bellevue Avenue Newport, RI 02840

         (c)      Citizenship or Place of Organization

                  See Page 2, Item 4.

         (d)      Title of Class of Securities

                  Common Stock, par value $.01 per share

         (e)      CUSIP Number

                  See Page 1.

Item 3. If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b, or (c), check whether the person filing is a:

                           Items (a) - (j) are not applicable.

Item 4.           Ownership

                  Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

                  (a) Amount beneficially owned: See Page 2, Item 9.
                  (b) Percent of class: See Page 2, Item 11.
                  (c) Number of shares as to which the person has:

CUSIP NO. 651754103                                           Page 4 of 5 Pages
<

                       (i)    Sole power to vote or to direct the vote:
                              Pursuant to the Foundation's Certificate of Incorporation, the shares must be voted in the same ratio as all other shares of common stock on all proposals considered by stockholders.
                       (ii) Shared power to vote or to direct the vote: See Page 2, Item 6.
                       (iii) Sole power to dispose or to direct the disposition of: The gift instrument places certain limits on the amount of common stock that can be disposed of by the Foundation in any one year.
                       (iv)   Shared power to dispose or to direct the
                              disposition of: See Page 2, Item 8.

Item 5.           Ownership of Five Percent or Less of a Class

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following [ ].

Item 6.           Ownership of More Than Five Percent on Behalf of Another
                  Person

                  N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent
                  Holding Company or Control Person

                  N/A

Item 8.           Identification and Classification of Members of the Group

                  N/A

Item 9.           Notice of  Dissolution of Group

                  N/A

Item 10. Certification

                           By signing below I certify that, to the best of my
                  knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP NO. 651754103                                           Page 5 of 5 Pages
<
                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                February 9, 2010
                                ----------------
                                      Date


                              /s/ Kevin M. McCarthy
                              ---------------------
                                    Signature


                           Kevin M. McCarthy, Chairman
                          ----------------------------
                                   Name/Title